Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-147940) pertaining to the Long-Term Incentive Plan of El Paso Pipeline Partners, L.P. and the Registration Statement (Form S-3, No. 333-165679) of El Paso Pipeline Partners, L.P. and El Paso Pipeline Partners Operating Company, L.L.C. and in the related prospectus of our report dated February 26, 2013, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
Houston, Texas
February 26, 2013